Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Plumas Bancorp of our report dated March 11, 2025, with respect to the consolidated financial statements of Cornerstone Community Bancorp for the year ended December 31, 2024, and the related notes and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Richardson & Company, LLP

Sacramento, CA

March 31, 2025